Exhibit 99.3

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final for Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR ANNOUNCES RECEIPT OF NASDAQ STAFF DEFICIENCY LETTER

ST. LOUIS, Mo. June 10, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, announced today that it received a Staff Deficiency Letter from The Nasdaq Stock Market ("Nasdaq") on June 9, 2008, informing the Company that for the previous 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rule 4450(a)(2). Nasdaq defines “publicly held shares” as all shares outstanding less any shares held by the Company’s officers, directors, and beneficial owners of 10% or more of the Company’s shares.

In accordance with Marketplace Rule 4450(e)(1), the Company will have 90 calendar days, or until September 8, 2008, to regain compliance. Under Nasdaq rules, compliance will be regained if the aggregate market value of the Company’s publicly held shares exceeds $5,000,000 for ten consecutive trading days during this period. If compliance with this rule cannot be demonstrated by September 8, 2008, the Nasdaq Staff will provide written notification that the Company’s securities will be delisted from quotation on The Nasdaq Global Market. At that time, the Company may appeal the Staff’s determination to a Nasdaq Listing Qualifications Panel. The Company also has the ability to apply to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market.

The Company intends to monitor the market value of its common stock and its ability to comply with the rule and will consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by September 8, 2008.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 245 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES

EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.